UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2024

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 12, 2024, an event of default occurred under the Loan and Security Agreement dated February 12, 2020 (as subsequently amended, the “Loan Agreement”) between Syros Pharmaceuticals, Inc. (the “Company”) and Oxford Finance LLC (the “Lender”), as a result of the failure of the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene in combination with azacitidine in newly diagnosed higher-risk myelodysplastic syndrome patients with RARA gene overexpression to meet its primary endpoint of complete response rate. The Loan Agreement provides the Lender, as collateral agent, with the right, upon such an event of default, to exercise remedies against the Company and the collateral securing the loans under the Loan Agreement, including the right to declare all obligations of the Company under the Loan Agreement immediately due and payable and the right to foreclose against the Company’s cash and other property securing the Loan Agreement obligations. The total amount of the Company’s direct financial obligation that may be accelerated as a result of this event of default is estimated to be approximately $43.6 million, including principal, interest, and other amounts described below.

Pursuant to the Loan Agreement, a $20.0 million term loan was funded to the Company on February 12, 2020 and another $20.0 million term loan was funded to the Company on December 23, 2020. The floating annual rate for each term loan is equal to the greater of (i) 7.75% and (ii) the sum of (a) the 1-month CME Term SOFR reference rate, (b) 0.10%, and (c) 5.98%. Pursuant to the terms of an amendment dated May 9, 2024 (the “Fourth Loan Amendment”), the Lender agreed to extend the interest-only period from September 1, 2024 to November 1, 2025, and to provide for the repayment of the aggregate outstanding principal balance of the term loan in monthly installments starting on November 1, 2025 through February 1, 2028 (the “Maturity Date”).

In connection with a prior extension of the interest-only period, the Company agreed to pay fees of $300,000 upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. In connection with the Fourth Loan Amendment, the Company agreed to pay an additional fee of $1,050,000 upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. The Company is also required to make a final payment equal to 5.00% of the amount of the term loan drawn upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. If the term loans are accelerated following the occurrence of an event of default, the Company must also pay a prepayment fee equal to 0.50% of the amount of the outstanding term loans.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and incorporated herein by reference.

Item 8.01	Other Events.

On November 12, 2024, the Company issued a press release announcing that the SELECT-MDS-1 Phase 3 trial evaluating tamibarotene in combination with azacitidine in newly diagnosed higher-risk myelodysplastic syndrome patients with RARA gene overexpression did not meet its primary endpoint of complete response rate. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information contained on websites referenced in this press release is not incorporated herein.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the impact of the event of default under the Loan Agreement and the Company’s clinical development plans and ongoing review of clinical data from the SELECT-MDS-1 trial. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including those risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which is on file with the Securities and Exchange Commission, and risks described in other filings that the Company makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this Current Report on Form 8-K represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 12, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: November 13, 2024	By:	/s/ Gerald Quirk
Gerald Quirk Chief Legal & Compliance Officer; Chief Business Officer